Exhibit 99.1

American States Water Company Announces
Fourth Quarter and Full Year 2025 Results
•$0.01 per share decrease in reported consolidated diluted EPS in the fourth quarter of 2025 compared to the fourth quarter of 2024
•$0.18 per share increase on an adjusted basis after excluding the following items from the fourth quarter of 2024 reported results:
◦a $0.13 per share one-time tax benefit as approved in the final decision in AWR's water utility general rate case
◦a $0.06 per share impact from retroactive rates related to the full year of 2023 and the nine months ended September 30, 2024 booked in the fourth quarter of 2024 after receiving the final decision in AWR's electric utility general rate case
•$0.20 per share increase in reported consolidated diluted EPS for the full year 2025 compared to the full year 2024, or $0.33 per share increase on an adjusted basis (see discussion below)
◦Increased earnings per share in 2025 at all operating business segments
•AWR’s regulated utilities are authorized to spend nearly $650 million in capital investments over the respective rate cycles as approved in the latest utilities’ general rate cases
◦spent $210.9 million in company-funded capital expenditures in 2025
◦project to invest $185 to $225 million in 2026
•AWR’s contracted services business was awarded $29.4 million during 2025 in additional new construction projects, which are expected to be completed through 2028
•An 8.3% increase in the quarterly dividend during 2025
◦Quarterly dividend rate has grown at a CAGR of 8.5% over the last five years
San Dimas, California, February 18, 2026…. American States Water Company (NYSE: AWR) today reported diluted earnings per share of $0.74 for the quarter ended December 31, 2025, as compared to diluted earnings per share of $0.75 for the quarter ended December 31, 2024, a decrease of $0.01 per share, which includes the impact from the final decisions in the water and electric general rate cases that were reported in the fourth quarter 2024 results as discussed further below.

Fourth Quarter 2025 Results

As noted in the table below, fully diluted earnings as reported for the fourth quarter 2025 were $0.74 per share as compared to $0.75 per share reported for the same period in 2024, a $0.01 per share decrease. Included in the results for the three months ended December 31, 2024 were: (i) the impact of recording a one-time tax benefit of $5.0 million, or $0.13 per share, resulting from the final decision at AWR’s water utility subsidiary, Golden State Water Company (“GSWC”), and (ii) the impact of retroactive rates totaling $0.06 per share related to the full 2023 year and the second-year rate increases through the nine months ended September 30, 2024 at AWR’s electric utility subsidiary, Bear Valley Electric Service, Inc. (“BVES”), both shown separately in the table below and also discussed in greater detail later.

Excluding the two items discussed above, adjusted consolidated diluted earnings for the three months ended December 31, 2024 were $0.56 per share as compared to reported diluted earnings of $0.74 per share for the three months ended December 31, 2025, an adjusted increase of $0.18 per share largely from the implementation of new customer rates at the regulated utilities and higher earnings at the contracted services segment largely from an increase in management fee revenues and construction activities.

The table below sets forth a comparison of the fourth quarter 2025 diluted earnings per share contribution reported by business segment and for the parent company with amounts reported during the same period in 2024.

	Diluted Earnings per Share
	Three Months Ended
	12/31/2025	12/31/2024	CHANGE
Water	$0.50	$0.52	$(0.02)
Electric	0.11	0.13	(0.02)
Contracted services	0.16	0.11	0.05
AWR (parent)	(0.03)	(0.02)	(0.01)
Consolidated diluted earnings per share, as reported (GAAP)	$0.74	$0.75	$(0.01)
Adjustments to GAAP measure:
Impact of a tax benefit reported in the fourth quarter of 2024 resulting from a final decision in the water general rate case (1)	—	(0.13)	0.13
Impact of retroactive rates related to the full year of 2023 and the nine months ended September 30, 2024 resulting from the final decision in the electric general rate case (2)	—	(0.06)	0.06
Consolidated diluted earnings per share, as adjusted (Non-GAAP)	$0.74	$0.56	$0.18
Water diluted earnings per share, as adjusted (Non-GAAP) (1)	$0.50	$0.39	$0.11
Electric diluted earnings per share, as adjusted (Non-GAAP) (2)	$0.11	$0.07	$0.04
Note: Certain amounts in the table above may not foot or crossfoot due to rounding.
(1)The water segment’s adjusted earnings for 2024 exclude the impact of a one-time tax benefit of $0.13 per share reported during the fourth quarter of 2024 as a result of receiving a final decision from the California Public Utilities Commission (“CPUC”) in the water general rate case.

(2)The electric segment’s adjusted earnings for 2024 exclude the impact from retroactive rates of $0.06 per share related to the full year of 2023 and the second-year rate increases through the nine months ended September 30, 2024 as a result of receiving a final decision in the electric general rate case. On January 16, 2025, the CPUC adopted a final decision in connection with the electric general rate case proceeding that set new rates for 2023 – 2026, with new electric rates retroactive to January 1, 2023.
Water Segment:
On January 30, 2025, the CPUC issued a final decision in connection with GSWC’s general rate case that set new rates for 2025 - 2027 that, among other things, adopted a settlement agreement between GSWC and the Public Advocates Office at the CPUC, which excluded from customer rates certain excess deferred income tax balances generated by activities outside of ratemaking that were previously reported as regulatory liabilities as a result of the 2017 Tax Cuts and Jobs Act that reduced the corporate income tax rate from 35% to 21%. Because of the final CPUC decision, GSWC reported the tax benefit of $5.0 million, or $0.13 per share, during the fourth quarter of 2024 to reflect a change in estimate that decreased its regulatory liabilities associated with excess deferred income tax balances as of December 31, 2024.

Excluding the impact from the one-time tax benefit reported in the fourth quarter of 2024 discussed above, adjusted diluted earnings from the water segment for the fourth quarter of 2024 were $0.39 per share as compared to reported diluted earnings for the fourth quarter of 2025 of $0.50 per share, an adjusted increase of $0.11 per share. The discussion below presents the major variances in adjusted earnings for the two periods:

•An increase in water operating revenues of approximately $17.4 million largely as a result of the CPUC-authorized new rate increases effective January 1, 2025 in connection with the approved general rate case. GSWC transitioned from a full revenue decoupling mechanism to a modified rate adjustment mechanism effective January 1, 2025. As a result, GSWC’s revenues and earnings may be subject to future volatility from significant fluctuations in customer consumption compared to adopted levels.

•An increase in water supply costs of $10.2 million, which consist of purchased water, purchased power for pumping, groundwater production assessments and changes in the water supply cost balancing accounts. The increase in water supply costs compared to the same period in 2024 is largely due to an increase in the overall per-unit purchased water costs covered in customer rates. As a result of transitioning from a full cost balancing account for water supply to an incremental cost balancing account, GSWC’s earnings will be subject to future volatility from favorable and unfavorable changes in the water supply source mix compared to the adopted mix incorporated in the revenue requirement.

•An overall increase in operating expenses of $2.6 million (excluding supply costs) due primarily to increases in (i) overall labor costs, (ii) administrative and general expenses (excluding labor) primarily due to higher outside services costs and insurance-related costs, and (iii) depreciation and amortization expenses, which is impacted by increases in capital additions placed in service and are reflected and recovered in customer rates; partially offset by a decrease in chemical and water treatment costs, maintenance expense, and property taxes resulting from favorable true-ups in assessed property values, as compared to the same period in 2024.

•An overall increase in other income (net of other expense) of $0.7 million due largely to higher gains generated on investments held to fund one of the company's retirement plans for the quarter ended December 31, 2025 as compared to the same period in 2024.

•An overall decrease in the effective income tax rate due to changes in certain flowed-through income taxes and permanent items included in GSWC’s income tax expense for the quarter ended December 31, 2025 as compared to 2024 that favorably impacted the water segment's earnings. As a regulated utility, GSWC treats certain temporary differences as being flowed-through in computing its income tax expense consistent with the income tax method used in its CPUC-jurisdiction rate making. Changes in the magnitude of flowed-through items either increase or decrease tax expense, thereby affecting diluted earnings per share.

•A decrease in earnings of approximately $0.01 per share due to the dilutive effects from the issuance of equity under AWR’s At-the-Market (“ATM”) offering program. Under the program, AWR may offer and sell its Common Shares, with an aggregate gross offering price of up to $200 million, from time to time at its sole discretion, with $40.7 million currently remaining available for sale. Through December 31, 2025, AWR has sold 2,048,988 Common Shares through this ATM offering program.

Electric Segment:
Diluted earnings reported from the electric utility segment were $0.11 per share for the three months ended December 31, 2025, as compared to $0.13 per share for the same period in 2024, a decrease of $0.02 per share. On January 16, 2025, the CPUC adopted a final decision in connection with BVES’s general rate case proceeding that set new rates for 2023 – 2026, with new electric rates retroactive to January 1, 2023. As a result of receiving the final decision, the impact from retroactive rates totaling $0.06 per share for the full year of 2023 and from the second-year rate increases related to the nine months ended September 30, 2024 have been reflected in the 2024 fourth quarter results.

Excluding the impact from retroactive rates reported in the fourth quarter of 2024 discussed above, adjusted diluted earnings from the electric segment for the fourth quarter of 2024 were $0.07 per share as compared to reported diluted earnings for the fourth quarter of 2025 of $0.11 per share, an adjusted increase of $0.04 per share largely from (i) the third-year rate increases authorized by the CPUC effective January 1, 2025, (ii) additional revenues approved in 2025 in connection with advice letter filings requesting recovery of certain capital projects, (iii) the recovery of previously incurred costs resulting from a final decision issued by the CPUC in December 2025 related to BVES’s solar and battery project application, and (iv) a decrease in the effective income tax rate largely due to changes in certain flowed-through income taxes. These increases in earnings were partially offset by an overall increase in operating expenses and interest expense (net of interest income).
Contracted Services Segment:
Diluted earnings from the contracted services segment increased $0.05 per share for the fourth quarter of 2025 as compared to the same period in 2024, largely due to (i) an increase in management fee revenues from the resolution of economic price adjustments, (ii) an increase in construction activities, and (iii) a decrease in interest expense resulting from lower borrowing levels and interest rates.

AWR (Parent):
For the fourth quarter of 2025, diluted losses from AWR (parent) increased $0.01 per share compared to 2024 due primarily to higher interest expense resulting from higher borrowing levels under AWR's credit facility, partially offset by lower overall average interest rates.
Full Year 2025 Results
•Full year 2025 reported consolidated diluted earnings per share increased by 6.3% (or $0.20 per share) compared to full year 2024
•Full year 2025 adjusted consolidated diluted earnings per share increased by 10.9% (or $0.33 per share) after excluding a $0.13 per share one-time tax benefit reported in the fourth quarter of 2024 as approved in the final decision in the water utility general rate case
•Earnings per share increased at all operating business segments
The table below sets forth a comparison of the diluted earnings per share contribution by business segment and for the parent company.

	Diluted Earnings per Share
	Year Ended
	12/31/2025	12/31/2024	CHANGE
Water	$2.61	$2.51	$0.10
Electric	0.25	0.21	0.04
Contracted services	0.61	0.55	0.06
AWR (parent)	(0.09)	(0.10)	0.01
Consolidated fully diluted earnings per share, as reported (GAAP)	$3.37	$3.17	$0.20
Adjustment to GAAP measure:
Impact of a tax benefit reported in the fourth quarter of 2024 resulting from a final decision in the water general rate case (1)	—	(0.13)	0.13
Consolidated diluted earnings per share, as adjusted (Non-GAAP)	$3.37	$3.04	$0.33
Water diluted earnings per share, as adjusted (Non-GAAP) (1)	$2.61	$2.38	$0.23
Note: Certain amounts in the table above may not foot or crossfoot due to rounding.
(1)As previously discussed in the quarterly results, the water segment’s adjusted earnings for 2024 exclude the impact of a one-time tax benefit of $0.13 per share reported during the fourth quarter of 2024 as a result of receiving a final decision from the CPUC in the water general rate case.
For the year ended December 31, 2025, AWR’s reported consolidated diluted earnings were $3.37 per share, as compared to $3.17 per share for 2024, an increase of $0.20 per share. Excluding the one-time tax benefit shown separately in the table above, adjusted consolidated diluted earnings for 2024 were $3.04 per share as compared to reported diluted earnings of $3.37 per share for 2025, an adjusted increase of $0.33 per share, or 10.9%, largely from the implementation of new customer rates at the regulated utilities and higher earnings at the contracted services segment largely from an increase in management fee revenues and construction activities. AWR’s consolidated diluted earnings in 2025 were negatively impacted by approximately $0.10 per share from the higher number of dilutive shares in 2025 compared to 2024 due to the continued issuance of equity under AWR’s ATM offering program.

For more details on the full year 2025 results, please refer to the company’s Form 10-K filed with the Securities and Exchange Commission.
Dividends
On February 10, 2026, AWR’s Board of Directors approved a 2026 first quarter dividend of $0.5040 per share on AWR’s Common Shares. Dividends on the Common Shares will be paid on March 5, 2026 to shareholders of record at the close of business on February 23, 2026. AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 71 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. AWR has grown its quarterly dividend rate at a compound annual growth rate (CAGR) of 8.5% over the last five years since the first quarter of 2021, and has achieved a 10-year CAGR of 8.3% in its calendar year dividend payments through 2025. AWR’s current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.

Non-GAAP Financial Measures
This press release includes a discussion on AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s reported and adjusted (if applicable) earnings divided by the company’s weighted average number of diluted common shares. In this press release, the impact of a one-time tax benefit reported during the fourth quarter of 2024 at the water segment has been excluded when communicating AWR’s consolidated and the water segment’s results for the three and twelve months ended December 31, 2024. In addition, the impact of retroactive rates related to the full 2023 year and the second-year rate increases through the nine months ended September 30, 2024 reported during the fourth quarter of 2024 at the electric segment has been excluded when communicating AWR’s consolidated and the electric segment’s results for the three months ended December 31, 2024. These adjustments have been excluded from the analysis to help facilitate comparisons of the company’s performance from period to period. All of these measures are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute “non-GAAP financial measures” under Securities and Exchange Commission rules, which supplement our GAAP disclosures but should not be considered as an alternative to the respective GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants.

The company uses earnings per share by business segment and AWR (parent), a non-GAAP measure, as an important measure in evaluating its operating results and believes it provides investors with clarity surrounding the performance of its business segments. The company reviews this measurement regularly and compares it to historical periods and to the operating budget. Reconciliations of this measure and of diluted earnings per share as adjusted (if applicable), to AWR’s consolidated fully diluted earnings per share prepared in accordance with GAAP have been provided in this press release.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “should” and similar phrases and expressions, and variations or negatives of these words. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors, including those described in greater detail in the company’s filings with the SEC, particularly those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are encouraged to review the company’s filings with the SEC for a more complete discussion of risks and other factors that could affect any forward-looking statements. The statements made herein speak only as of the date of this press release and except as required by law, the company does not undertake any obligation to publicly update or revise any forward-looking statement.

Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Thursday, February 19, 2026. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning February 19, 2026 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through February 26, 2026.

About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in ten states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 265,100 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,900 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on twelve military bases throughout the country under 50-year privatization contracts with the U.S. government and one military base under a 15-year contract.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets
(in thousands)	December 31, 2025	December 31, 2024
Assets
Net Property, Plant and Equipment	$2,296,319	$2,099,625
Other Property and Investments	58,664	50,418
Current Assets	231,074	233,346
Other Assets	129,035	116,820
Total Assets	$2,715,092	$2,500,209
Capitalization and Liabilities
Capitalization	$1,828,281	$1,560,433
Current Liabilities	174,612	285,525
Other Credits	712,199	654,251
Total Capitalization and Liabilities	$2,715,092	$2,500,209

	Condensed Statements of Income
	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2025	2024	2025	2024
	(unaudited)
Operating Revenues
Water	$110,091	$92,678	$464,114	$417,410
Electric	15,955	21,697	57,217	51,645
Contracted services	38,232	28,723	136,742	126,404
Total operating revenues	164,278	143,098	658,073	595,459

Operating Expenses
Water purchased	30,260	18,486	98,224	74,274
Power purchased for pumping	2,919	3,676	14,076	15,025
Groundwater production assessment	2,713	6,502	21,489	24,145
Power purchased for resale	5,288	3,328	18,110	11,630
Supply cost balancing accounts	(2,795)	(4,341)	(5,014)	(1,894)
Other operation	12,459	9,941	47,041	41,318
Administrative and general	25,301	27,907	102,811	100,941
Depreciation and amortization	12,587	11,306	47,784	43,647
Maintenance	5,906	9,776	21,663	20,255
Property and other taxes	6,330	6,929	28,008	27,091
ASUS construction	18,273	10,895	60,606	54,544
Total operating expenses	119,241	104,405	454,798	410,976

Operating income	45,037	38,693	203,275	184,483

Other Income and Expenses
Interest expense	(10,875)	(11,165)	(46,776)	(50,382)
Interest income	1,075	1,972	5,650	7,874
Other, net	1,238	1,297	7,649	7,466
Total other income and expenses, net	(8,562)	(7,896)	(33,477)	(35,042)

Income Before Income Tax Expense	36,475	30,797	169,798	149,441
Income tax expense	7,734	2,362	39,356	30,173
Net Income	$28,741	$28,435	$130,442	$119,268

Weighted average shares outstanding	38,864	37,945	38,550	37,464
Basic earnings per Common Share	$0.74	$0.75	$3.37	$3.17

Weighted average diluted shares	38,995	38,076	38,673	37,583
Fully diluted earnings per Common Share	$0.74	$0.75	$3.37	$3.17

Dividends paid per Common Share	$0.5040	$0.4655	$1.9390	$1.7910

Computation and Reconciliation of Non-GAAP Financial Measure (Unaudited)
Below are the computations and reconciliations of diluted earnings per share from the measure of net income (loss) by business segment and AWR (parent) (as disclosed in Note 17 to the consolidated financial statements included in the company’s 2025 Annual Report on Form 10-K), to AWR’s consolidated fully diluted earnings per share for the three and twelve months ended December 31, 2025 and 2024 prepared in accordance with GAAP.

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	Q4 2025	Q4 2024	Q4 2025	Q4 2024	Q4 2025	Q4 2024	Q4 2025	Q4 2024	Q4 2025	Q4 2024
Net income (loss)	$19,602	$19,908	$4,096	$5,088	$6,199	$4,296	$(1,156)	$(857)	$28,741	$28,435
Weighted Average Number of Diluted Shares	38,995	38,076	38,995	38,076	38,995	38,076	38,995	38,076	38,995	38,076
Diluted earnings (loss) per share	$0.50	$0.52	$0.11	$0.13	$0.16	$0.11	$(0.03)	$(0.02)	$0.74	$0.75

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
Net income (loss)	$100,946	$94,463	$9,615	$7,754	$23,457	$20,642	$(3,576)	$(3,591)	$130,442	$119,268
Weighted Average Number of Diluted Shares	38,673	37,583	38,673	37,583	38,673	37,583	38,673	37,583	38,673	37,583
Diluted earnings (loss) per share	$2.61	$2.51	$0.25	$0.21	$0.61	$0.55	$(0.09)	$(0.10)	$3.37	$3.17
Note: Certain amounts in the tables above may not foot or crossfoot due to rounding.